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                                                Filed Pursuant to Rule 424(b)(3)
                                   Registration File Nos. 33-61223 and 333-65217

Pricing Supplement No. 9 dated January 11, 2000
(To Prospectus Supplement dated June 23, 1999 and Prospectus dated June 23,
1999)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series A
                               Floating Rate Notes


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
Principal Amount:                                                 $8,000,000

CUSIP No.:                                                       15231E AK 4

Type:                                                  Regular Floating Rate
Interest Rate Basis:                                           3 month LIBOR

Designated LIBOR Page:                                         Telerate 3750

Initial Interest Rate:                                                 6.58%
Original Issue Date:                                        January 13, 2000
Stated Maturity:                                               July 13, 2001
Price to Public (Issue Price per
$1,000 Principal Amount):                                               100%
Agents' Discounts or Commissions:                                    $18,320
Net Proceeds to Centex:                                           $7,981,680

Spread:                                                      55 Basis Points

Interest Rate Reset Period:                                        Quarterly

Interest Determination Dates:                2 London Business days prior to
                                                  each Interest Payment Date

Interest Reset and Payment Dates:             April 13, July 13, October 13,
                                                      January 13 (commencing
                                                             April 13, 2000)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $8,000,000 aggregate principal amount of Senior Medium-Term Notes, Series A (the "Notes"), described herein through Credit Suisse First Boston Corporation, as agent. It is expected that delivery of the Notes will be made against payment therefor on or about January 13, 2000.

         We may issue Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, under Registration Statement Nos. 33-61223 and 333-65217in a principal amount of up to $200,000,000 in gross proceeds and, to date, including this offering, an aggregate of $200,000,000 has been issued.